Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT: James River Coal Company
Elizabeth M. Cook
Director of Financial Reporting
(804) 780-3000

JAMES RIVER COAL COMPANY REPORTS FOURTH QUARTER AND YEAR
END 2004 FINANCIAL RESULTS, UPDATES PROGRESS ON MINE 15
DEVELOPMENT, UPDATES SALES COMMITMENTS, AND AFFIRMS 2005
TONNAGE GUIDANCE

Richmond, VA, March 30, 2005 - James River Coal Company (Nasdaq: JRCC), a producer of steam- and industrial-grade coal, today announced operating results for its fourth quarter and year ended December 31, 2004. For a complete discussion of the financial results, please refer to our Annual Report on Form 10-K which we will file with the Securities and Exchange Commission on Thursday, March 31, 2005. Readers should note that our consolidated financial statements after our emergence from bankruptcy protection in May 2004 are not comparable to the financial statements of the pre-emergence company.

“As previously disclosed, several of our mines faced very difficult mining conditions during the third and into the fourth quarter of 2004,” commented Peter T. Socha, President and Chief Executive Officer. “We are very pleased with how our miners and mine management team were able to work through the difficulties to attain better mining conditions. Based on our long history of mining thin seams in Central Appalachia, we recognize that this type of mining is less predictable than other types of coal mining.

“Our goals for 2005 are to: (1) move our existing underground mines into better operating conditions, (2) open several new underground mines (including Mine 15) to further reduce the volatility of our underground operations, (3) accelerate the development of several surface mine opportunities from our existing reserve base, and (4) make selective acquisitions to achieve more balance in our asset and revenue mix. With several new additions to our management team, we believe that all of these goals are achievable during the coming year.”

QUARTERLY RESULTS

The following table shows selected operating results for the quarter ended December 31, 2004 compared to the quarter ended December 31, 2003:

	Quarter Ended December 31,
	2004	2003	Change
Volume (millions of tons)	2.0	2.2	(9%)
Revenues (000)
Coal sales	$75,355	$66,466	13%
Synfuel handling	1,978	1,626	22%
Cost of coal sold (000)	70,034	65,700	7%

We reported coal sales revenues of $75.4 million in the fourth quarter of 2004, an increase of 13% over the $66.5 million recorded in the fourth quarter of 2003. This increase is attributable to the average sales price per ton increasing to $37.60 in the fourth quarter of 2004 from $30.31 in the fourth quarter of 2003. Our volume of shipments declined to 2.0 million tons in the fourth quarter of 2004 from 2.2 million tons in the same period in 2003. The reduction in shipments is attributable to a reduction in the use of contract miners and lower productivity due to adverse geological conditions encountered during the quarter at several company-operated mines. Revenues related to the handling, loading and shipping of synfuel increased by $0.4 million, to $2.0 million, for the three months ended December 31, 2004 from the comparable period in 2003. We reported a net loss of $5.8 million, or $.42 per share, for the fourth quarter of 2004. Due to our bankruptcy proceedings in 2003, the net income figures are not comparable to those of the prior periods.

The cost of coal sold in the fourth quarter of 2004, excluding depreciation, depletion and amortization, was $70.0 million, or $34.95 per ton. This amount compares with $65.7 million, or $29.96 per ton, for the fourth quarter of 2003. This increase of $4.99 per ton is primarily attributable to higher sales-related costs (royalties and severance tax) of $1.25 per ton, lower operating productivity from company mines of $1.00 per ton, and an increase in variable costs of $2.96 per ton. The lower operating productivity from company mines of $1.00 per ton includes a reduction in workers compensation costs of $3.5 million, or $1.75 per ton, during the fourth quarter of 2004, reflecting improved actuarial trends.

For the three months ended December 31, depreciation, depletion and amortization decreased to $8.2 million in 2004, compared to $9.4 million in 2003. On a per ton basis, depreciation, depletion and amortization was $4.09 in 2004 and $4.27 in 2003. This decrease was primarily due to the impact of fresh start accounting on our asset base.

Selling, general and administrative expenses were $4.0 million for each of the three months ended December 31, 2004 and 2003.

Capital expenditures for the three months ended December 31, 2004 totaled $12.1 million. This compares with $5.2 million during the comparable period in 2003.

MINE 15 UPDATE

During 2004, capital expenditures for the Mine 15 development project at McCoy Elkhorn were $3.7 million. That project has progressed to the point that both the slope and the shaft have now reached the bottom of the coal seam. The fabrication and installation of the remaining mine infrastructure is expected to be completed before December 31, 2005. The mine is expected to have very limited production during the fourth quarter of 2005, before ramping up to full production levels during the first half of 2006. All of these milestones are within our expected development plans. We currently control approximately 14 million tons of reserves in the Glamorgan, or Millard, seam at this location. Upon completion and after reaching full production levels, the mine is expected to produce approximately 1.5 million tons per year. Due to an ongoing review of all mine operations being conducted by our Chief Operating Officer and mine operations management, we are not able to provide guidance at this time as to replacement tonnage vs. incremental tonnage from Mine 15.

SALES COMMITMENTS

As of December 31, 2004, we had the following contractual commitments to ship coal at a fixed and known price:

	2005		2006		2007
	Avg Price Per Ton	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton	Tons
Total Commitments	$41.33	8.5 million	$40.21	4.7 million	$38.37	1.6 million

Since December 31, 2004, we have not entered into any additional long-term contracts for 2006 and 2007.

2005 TONNAGE GUIDANCE

The Company also reaffirms its previous guidance that coal shipments during 2005 are currently expected to be between 9.1 and 9.5 million tons. This consists of company production of 8.2 to 8.5 million tons, coal from contract mining sources of 800,000 to 850,000 tons, and coal from purchased sources of 100,000 to 150,000 tons.

ANNUAL RESULTS

In order to provide a basis for comparing the year ended December 31, 2004 with the year ended December 31, 2003, the operating results of the Successor Company for the eight months ended December 31, 2004 have been combined with the operating results for the Predecessor Company for the four months ended April 30, 2004, for purposes of the following table and discussion. The combining of the predecessor and successor accounting periods is not permitted by generally accepted accounting principles. Additionally, as explained above, the operating results of the Successor Company and the Predecessor Company are not comparable.

The following table shows selected operating results for the year ended December 31, 2004 compared to the year ended December 31, 2003:

	Year Ended December 31,
	2004	2003	Change
Volume (millions of tons)	8.9	10.1	(12%)
Revenues (000) Coal sales Synfuel handling	$338,297 7,350	$297,713 6,339	14 16	% %
Cost of coal sold (000)	280,220	278,939	1%

For the year ended December 31, 2004, shipments were 8.9 million tons, compared to 10.1 million tons in 2003. This decrease is attributable to several factors: a decrease of approximately 138,000 tons of company production due to adverse geological conditions and moves of major mining equipment and personnel at several of our mines in the third and fourth quarter of 2004; a reduction of approximately 635,000 contract mining tons due to termination of contract mining agreements or depletion of reserves; and a decrease of approximately 448,000 tons of coal purchased for resale. We continue to be challenged in replacing contract mine operators and purchased coal sources, due to the continued strong coal market.

Revenues from coal sales increased to $338.3 million in 2004 from $297.7 million in 2003. This increase was due to an increase in sales on the spot market, which commanded a higher price in 2004 than in 2003, as well as an increase in the average sales price per ton for sales under long-term contracts. For the year ended December 31, 2004, we sold 7.2 million tons of coal under long-term contracts (81% of total sales volume) at an average selling price of $35.22; this compares to 9.3 million tons of coal under long-term contracts (92% of total sales volume) at an average selling price of $28.91 in 2003. The increase in average selling price from 2003 to 2004 was due to renegotiation of below-market contract prices as part of our bankruptcy proceedings. For the year ended December 31, 2004, we sold 1.7 million tons of coal (19% of sales volume) to the spot market at an average selling price of $50.09 per ton. In 2003, we sold 772,000 tons of coal (8% of total sales volume) to the spot market at an average selling price of $36.91 per ton.

Revenues related to the handling, loading and shipping of synfuel increased from $6.3 million for the year ended December 31, 2003 to $7.4 million for the year ended December 31, 2004. We processed and shipped 6% less coal as synfuel in 2004 than we processed and shipped in 2003. However, our fees, on a per ton basis, increased during the same period.

Cost of coal sold, excluding depreciation, depletion and amortization, increased to $280.2 million in 2004 from $278.9 million in 2003, even though the amount of coal shipped decreased by 1.2 million tons. Our cost per ton of coal sold increased from $27.67 per ton in 2003 to $31.55 per ton in 2004. This $3.88 increase in cost per ton of coal sold was due to several factors. For production from our company-operated mines, sales related costs (primarily royalties and severance taxes) increased by $1.42 per ton as a result of increased sales prices. Labor and benefit costs for those tons increased by $1.00 per ton in 2004 primarily due to lower productivity at several mines. The labor and benefit costs were partially offset by a reduction in workers compensation costs of $3.5 million, or $0.40 per ton, during 2004, reflecting improved actuarial trends. Variable costs increased by $1.12 per ton, primarily due to higher roof support and machine parts costs primarily related to the increased cost of steel. In addition, the cost of coal produced by independent contract mine operators (6% of our 2004 tonnage) increased by $2.89 per ton  while the cost of coal purchased from outside parties for resale (4% of our 2004 tonnage) increased by $3.39 per ton for the period. The application of fresh start accounting required that we increase the value of our inventory by approximately $1.1 million on April 30, 2004. This adjustment increased our cost of coal sold and reduced gross profit for the eight months ended December 31, 2004 by a corresponding amount.

For the year ended December 31, depreciation, depletion and amortization decreased to $34.1 million in 2004 compared to $40.4 million in 2003. On a per ton basis, depreciation, depletion and amortization was $3.84 in 2004 and $4.01 in 2003. This decrease was primarily due to the impact of fresh start accounting on our asset base.

Selling, general and administrative expenses decreased to $16.4 million in 2004 from $19.8 million in 2003. This decrease was primarily due to a $4.2 million reduction in certain costs due to our emergence from bankruptcy. This decrease was partially offset by approximately $1.1 million of stock based compensation expense recorded in 2004. We had no such compensation expense in 2003.

CONFERENCE CALL WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss fourth quarter earnings on Thursday, March 31, 2005 at 8:30 a.m. ET. The conference call can be accessed by dialing (800) 289-0496, or through the James River Coal Company website at http://www.jamesrivercoal.com. International callers, please dial (913) 981-5519. A replay of the conference call will be available on the Company’s website and also by telephone, at (888) 203-1112 for domestic callers. International callers, please dial (719) 457-0820; passcode 7883649.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: a change in the demand for coal by electric utility customers; the loss of one or more of our largest customers; failure to exploit additional coal reserves; failure to diversify our operations; increased capital expenditures; encountering difficult mining conditions; increased compliance costs; bottlenecks or other difficulties in transporting coal to our customers; lack of availability of financing sources; the effects of regulation and competition; and the risk factors detailed in our registration statement filed with the Securities and Exchange Commission initially filed with the Securities and Exchange Commission as of August 13, 2004, which important factors are incorporated herein by reference. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

Additional information concerning these and other factors can be found in James River Coal Company’s public filings with the Securities and Exchange Commission.

-FINANCIAL TABLES TO FOLLOW-

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)

	Successor	|	Predecessor	Predecessor	Predecessor
	Eight Months	|	Four Months	Year Ended	Year Ended
	Ended 12/31/04	|	Ended 04/30/04	12/31/2003	12/31/2002
		|
Revenues	$231,698	|	113,949	304,052	397,599
Cost of sales:		|
Cost of coal sold	190,926	|	89,294	278,939	344,222
Depreciation, depletion, and amortization	21,765	|	12,314	40,427	46,393
Total cost of sales	212,691	|	101,608	319,366	390,615
Gross profit (loss)	19,007	|	12,341	(15,314)	6,984
Selling, general, and administrative expenses	11,412	|	5,023	19,835	19,994
Other operating expenses	-	|	-	-	26,554
Total operating income (loss)	7,595	|	7,318	(35,149)	(39,564)
Interest expense	5,733	|	567	18,536	29,883
Interest income	(72)	|	-	(144)	(1,003)
Miscellaneous income, net	(833)	|	(331)	(1,519)	(1,222)
Total other expense , net	4,828	|	236	16,873	27,658
Income (loss) before reorganization items and income tax expense	2,767	|	7,082	(52,022)	(67,222)
Reorganization items, net	-	|	(100,907)	7,630	-
Income (loss) before income taxes	2,767	|	107,989	(59,652)	(67,222)
Income tax expense (benefit)	791	|	-	(2,891)	(8,125)
Net income (loss) before cumulative effect of accounting change	1,976	|	107,989	(56,761)	(59,097)
Cumulative effect of accounting change	-	|	-	(3,045)	-
Net income (loss)	1,976	|	107,989	(59,806)	(59,097)
Preferred dividends	-	|	-	(340)	(680)
Decrease in redemption amount of redeemable common stock	-	|	-	-	8,798
Net income (loss) attributable to common shareholders	$1,976	|	107,989	(60,146)	(50,979)
Earnings (loss) per common share		|
Basic earnings (loss) per common share		|
Income (loss) before cumulative effect of accounting change	$0.14	|	6,393.67	(3,380.78)	(3,018.31)
Cumulative effect of accounting change	-	|	-	(180.28)	-
Net income (loss)	$0.14	|	6,393.67	(3,561.06)	(3,018.31)
Shares used to calculate basic earnings (loss) per share	13,800	|	17	17	17
		|
Diluted earnings (loss) per common share		|
Income (loss) before cumulative effect of accounting change	$0.14	|	6,393.67	(3,380.78)	(3,018.31)
Cumulative effect of accounting change	-	|	-	(180.28)	-
Net income (loss)	$0.14	|	6,393.67	(3,561.06)	(3,018.31)
Shares used to calculate dilutive earnings (loss) per share	14,623	|	17	17	17

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2004 and 2003
(in thousands, except share data)

	Successor	|	Predecessor
	December 31, 2004	|	December 31, 2003
Assets		|
		|
Current assets:		|
Cash	$3,879	|	4,890
Receivables:		|
Trade	23,871	|	17,631
Other	7,362	|	4,324
Total receivables	31,233	|	21,955
Inventories:		|
Coal	2,305	|	3,278
Materials and supplies	4,084	|	4,624
Total inventories	6,389	|	7,902
Prepaid royalties	4,358	|	8,417
Other current assets	6,337	|	4,742
Total current assets	52,196	|	47,906
Property, plant, and equipment, at cost:		|
Land	2,698	|	6,666
Mineral rights	162,577	|	216,336
Buildings, machinery and equipment	106,105	|	230,346
Mine development costs	5,729	|	11,208
Construction-in-progress	231	|	997
Total property, plant, and equipment	277,340	|	465,553
Less accumulated depreciation, depletion, and amortization	21,765	|	208,397
Property, plant and equipment, net	255,575	|	257,156
Restricted cash	8,404	|	8,321
Other assets	11,651	|	4,906
Total assets	$327,826	|	318,289

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2004 and 2003
(in thousands, except share data)

	Successor	|	Predecessor
	December 31, 2004	|	December 31, 2003
Liabilities and Shareholders' Equity (Deficit)		|
		|
Current liabilities:		|
Current maturities of long-term debt	$2,700	|	-
Current installments of obligations under capital leases	388	|	613
Accounts payable	15,116	|	18,566
Accrued salaries, wages, and employee benefits	2,093	|	2,275
Workers' compensation benefits	12,090	|	9,000
Black lung benenfits	2,600	|	2,200
Accrued taxes	3,530	|	3,449
Other current liabilities	3,633	|	2,794
Total current liabilities	42,150	|	38,897
Long-term debt, less current maturities	92,300	|	-
Other liabilities:		|
Noncurrent portion of workers' compensation benefits	38,223	|	41,782
Noncurrent portion of black lung benefits	23,341	|	11,508
Pension obligations	15,744	|	14,315
Asset retirement obligations	14,939	|	13,674
Obligations under capital leases, excluding current installments	637	|	1,457
Deferred income taxes	34,615	|	-
Other	292	|	662
Total other liabilities	127,791	|	83,398
Liabilities subject to compromise	-	|	319,595
Total liabilities	262,241	|	441,890
Shareholders' equity (deficit):		|
Preferred Stock, $1.00 par value. Authorized 10,000,000 shares	-	|	-
Common stock, $.01 par value. Authorized 100,000,000 shares; (40,000		|
shares as of December 31, 2003); issued and outstanding 14,715,694		|
shares (16,890 shares as of December 31, 2003)	147	|	-
Paid-in-capital	71,784	|	226
Deferred stock-based compensation	(7,540)	|	-
Retained earnings (accumulated deficit)	1,151	|	(107,989)
Subscribed shares	-	|	(821)
Accumulated other comprehensive income (loss)	43	|	(15,017)
Total shareholders' equity (deficit)	65,585	|	(123,601)
Commitments and contingencies		|
Total liabilities and shareholders' equity (deficit)	$327,826	|	318,289